Exhibit Index

EXHIBIT NO. (99) Press release, dated September 29, 2007 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release	For Further Information
Refer to: Thomas J. Strupp
260-824-2900

FRANKLIN ELECTRIC CO., INC.
REPORTS THIRD QUARTER 2007 RESULTS

Bluffton, Indiana - October 29, 2007 -- Franklin Electric Co., Inc. (NASDAQ:FELE) reported diluted earnings per share (EPS) from continuing operations of $0.50 for the third quarter of 2007, a decrease of 29 percent compared to the third quarter of 2006 at $0.70 per share, and third quarter income from continuing operations of $11.7 million in 2007, a decrease of 28 percent compared to $16.2 million for the same period a year ago.

Chairman and Chief Executive Officer R. Scott Trumbull stated, “We continued to achieve strong sales and earnings growth in both the Fueling Systems and international Water Systems markets. Sales to these markets represented 53 percent of our total sales during the quarter and grew organically by 14 percent versus prior year. Sales for these markets, including acquisitions, grew by 40 percent during the quarter. Our operating earnings on sales to the Fueling Systems and international Water Systems markets grew more rapidly than sales. We have solid momentum in these markets and expect sustained growth through 2008. This momentum has been masked by reduced sales and earnings in the United States and Canada Water Systems market.

In the United States and Canada market, as part of our strategy to enter the pump business and sell our products directly to distributors, the Company decided to discontinue Water Systems product distribution to large pump OEM customers at the beginning of 2007. As a result, our sales to these customers declined by $30 million during the quarter and by $82 million year to date compared to the same periods in 2006. For reasons that we anticipated, we will not fully offset these declines in 2007 with increased sales to distributors and other customers in the United States and Canada. The primary reason is that during 2006 the large pump OEMs built a stockpile of Franklin motors that they could liquidate in 2007 after we discontinued supply to them. Throughout 2006, we discussed in our quarterly press releases our concerns regarding this stockpile and its impact on 2007 results. We estimate that sales to large pump OEMs exceeded demand by $35 million to $40 million in 2006. We believe our sales growth this year has been negatively impacted by a similar amount as the stockpile has been continually liquidated and our competitors have continued to supply distributors and contractors with Franklin motors. In addition, based on trade association data, we estimate that water systems industry unit volume is down about 12 percent this year due primarily to the downturn in new housing starts. We are encouraged that in spite of these headwinds our sales to distributors and other customers in the United States and Canada are growing at an annualized rate of $40 to $45 million this year. We are further encouraged that growth of these sales accelerated in the third quarter as we have seen signs that the remaining stockpile is starting to be allocated. We believe our sales to distributors and other customers in the United States and Canada will continue to grow organically throughout 2008. As we enter next year, this organic growth will become apparent as the year on year sales comparisons will no longer include unusually high sales to the large pump OEMs, as in 2006, and the stockpile of Franklin motors will be liquidated.”

Third quarter sales for the Company were a record $165.3 million, up about 6 percent compared to $156.2 million in 2006. Acquisitions increased sales by about 12 percent during the quarter and foreign exchange rate changes increased sales about 2 percent. Third quarter sales, excluding acquisitions and foreign exchange rate changes, declined by 8 percent from the same period a year ago.

Global Water Systems sales decreased by $0.9 million or about 1 percent for the third quarter compared to a year ago. Water Systems sales in the United States and Canada declined by about $16 million or 18 percent for the reasons described above. Water Systems sales in international markets grew by about $15 million or 36 percent with most of the growth during the quarter due to acquisitions. The Company continued to experience solid Water Systems sales growth in developing regions including Latin America, Asia/Pacific, and Africa. The recently acquired Pump Brands, Ltd. (South Africa) and the pump division of Monarch Industries (Canada) both performed well during the quarter and the integration of these acquisitions is on track.

Fueling Systems sales increased by $10 million or 48 percent during the third quarter over the same period a year ago. Of the $10 million or 48 percent growth, $6 million or 29 percent was organic, while $4 million or 19 percent was due to acquisitions. Sales increased across all product lines in both domestic and international markets. The demand for the Company’s proprietary Vapor Recovery and Fuel Management systems continues to grow on a global basis. The outlook for ongoing growth is enhanced by the California Air Resources Board’s (CARB) requirement that all filling stations install upgraded vapor recovery systems by mid-2009 and a phased implementation of monitoring systems through September 2010. To date, the Company supplies the only approved vapor recovery system for the California retrofit market. However, we anticipate that a competitor model will be approved. Additionally, the Company continues to work with CARB on the certification of its vapor monitoring system, a separate system component that is also required by the CARB regulatory mandate. Over the next 36 months, we anticipate that California station owners will spend approximately $300 million to purchase these vapor systems—representing a major market opportunity for the Company.

Gross profit for the Company declined $5.4 million or 10 percent versus the third quarter 2006. The Company’s overall third quarter gross profit margin was 29.0 percent versus 34.2 percent of sales in the prior year.

Global Water Systems gross profit declined by about $7.5 million or 16 percent versus the third quarter 2006. Water Systems gross profit in international markets continued to grow at a faster rate than sales; however, this growth was offset by gross profit decline in the United States and Canada Water Systems market. In the United States and Canada, 2006 gross profits benefited from unusually high sales of submersible motors to large pump OEMs as they built their stockpile. The loss of gross profit on sales of submersible motors to these OEMs in 2007 was partially offset by increased gross profit on sales of Water Systems products to distributors and other customers throughout North America.
Global Water Systems gross profit margins declined 540 basis points in the third quarter of 2007 compared to the third quarter of 2006. The gross profit margin decline pertains to sales in the United States and Canada market with the three principal causal factors being:
~	Approximately one third was attributed to product mix changes. Pumps have become a higher percentage of sales and they generally carry a lower gross profit margin than submersible motors.

~
Approximately one third was attributed to fixed cost coverage as the Company’s North American submersible motor plants operated at lower capacity utilization rates during the third quarter of 2007 compared to the third quarter of 2006. The Company expects to continue operating its North American motor plants at utilization rates lower than prior year for the balance of 2007. Staffing and spending levels are being adjusted to mitigate the impact of the reduced capacity utilization.

~
The remaining one third was due to increased costs of material and freight net of market price increases. There continues to be an unusual amount of promotional pricing in the United States and Canada water systems market as competitors react to the Company’s growing pump market position and the weak overall industry conditions.

Fueling Systems gross profit increased by $3.0 million or 43 percent versus the third quarter of 2006. Fueling Systems gross profit margins declined modestly during the quarter due to an unusually high mix of international tender sales during the third quarter of 2007.

Selling and administrative (SG&A) expenses in the third quarter of 2007 decreased as a percent of sales to 17.1 percent from 17.8 percent for the same period in the prior year. The Company’s overall selling and administrative expenses for the third quarter of 2007 increased by $0.4 million compared to the same period in the prior year. Acquisitions increased SG&A expenses in the third quarter of 2007 compared to last year by about $2.6 million. The incremental acquisition expenses were offset by reduced spending in the base business operations.

Interest expense increased by $1.2 million during the third quarter versus the same period in the prior year, due to the debt incurred to fund acquisitions, and increased working capital requirements.

During the third quarter of 2007, the Company continued to execute its Global Manufacturing Realignment program. Phase 2 includes the recent expansion of motor manufacturing to include all 4-inch Super Stainless (small submersible motor) manufacturing in Linares, Mexico; the construction and start-up of a new pump manufacturing plant in Linares, Mexico; the consolidation of Fueling Systems operations into the recently enlarged Madison, Wisconsin plant; and, the streamlining of motor manufacturing operations in Siloam Springs, Arkansas and Wittlich, Germany. The Company just announced the phased relocation of the Little Rock, Arkansas Water Systems pump manufacturing to the new pump plant in Linares, Mexico over the next several months. The Company’s new TRI-SEAL™ and Series V 4-inch submersible and VERSA-JET™ pump product lines will be in full production in Linares, Mexico during the first quarter of 2008. The mission of the Little Rock facility will now be centered on becoming a world class distribution hub for Water Systems product shipments to the Company’s growing North American customer base.

Restructuring expenses year to date 2007 were approximately $1.9 million (pre-tax) and reduced EPS by approximately $0.05 per share. Full year 2007 restructuring expenses are estimated to be $4.0 million (pre-tax) and will include severance and other employee expenses as well as manufacturing equipment relocation costs.

R. Scott Trumbull, Chairman and Chief Executive Officer commented on the continuing steps taken to position the Company for sales and earnings growth in 2008 and beyond:
~
“Our sales and earnings in the Fueling Systems and international Water Systems markets continue to grow rapidly and the outlook for continued organic growth is bright. Our Fueling Systems business in particular is preparing for rapid expansion as the growth in demand for vapor recovery and fuel management systems increases dramatically in California and elsewhere around the globe.

~
Our sales to distributors and other customers in the United States and Canada Water Systems market are growing rapidly in spite of the stockpile liquidation and the weak industry conditions. This growth, which we expect to continue into the foreseeable future, will become apparent in 2008 when the year on year comparisons no longer include large pump OEM purchases, as in 2006, in excess of market demand and the stockpile of Franklin motors has been liquidated.

~
Our 2006 acquisitions—Little Giant in Water Systems and Healy in Fueling Systems are performing well, and our 2007 acquisitions—Pump Brands, Ltd., in South Africa and the Canadian pump division of Monarch Industries are off to a strong start. We believe that we will continue to identify accretive, bolt-on acquisition opportunities in both new and existing geographic markets around the world.

~	During 2007, we are investing in major new product development and facility initiatives. While these initiatives are detracting from earnings this year, they will benefit earnings in 2008 and beyond.”

Franklin Electric will hold an earnings conference call at 5:00 pm EDT on October 29, 2007. The call-in number is 877-407-0782 for domestic calls and 201-689-8567 for international calls. A replay of the conference call will be available until midnight on November 5, 2007, by dialing 877-660-6853 for domestic calls and 201-612-7415 for international calls. The replay access number is 286 and the password is 258328.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to the Company’s financial results, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 30, 2006, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Third Quarter Ended		Nine Months Ended
	Sept. 29,	Sept. 30	Sept. 29,	Sept. 30,
	2007	2006	2007	2006

Net sales	$165,264	$156,172	$448,289	$410,097

Cost of sales	117,307	102,806	318,090	268,580

Gross profit	47,957	53,366	130,199	141,517

Selling and administrative expenses	28,185	27,792	89,446	74,699

Restructuring expense	342	-	1,949	-

Operating income	19,430	25,574	38,804	66,818

Interest expense	(2,286)	(1,093)	(5,694)	(2,362)
Other income	699	329	1,918	1,389
Foreign exchange gain (loss)	(203)	173	443	47

Income before income taxes	17,640	24,983	35,471	65,892

Income taxes	5,956	8,751	12,250	23,440

Income from continuing operations	$11,684	$16,232	$23,221	$42,452

Income from discontinued operations	-	551	-	472

Net income	$11,684	$16,783	$23,221	$42,924

Net income per share:
Basic continuing operations	$0.51	$0.71	$1.01	$1.86
Basic discontinued operations	-	0.02	-	0.02
	$0.51	$0.73	$1.01	$1.88

Diluted continuing operations	$0.50	$0.70	$0.99	$1.82
Diluted discontinued operations	-	0.02	-	0.02
	$0.50	$0.72	$0.99	$1.84

Weighted average shares and equivalent
shares outstanding:
Basic	22,980	22,953	23,091	22,790
Diluted	23,346	23,390	23,474	23,287

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	Sept. 29,	Dec. 30,
	2007	2006

ASSETS:

Cash and equivalents	$45,636	$33,956
Investments	14,006	-
Receivables	72,349	52,679
Inventories	158,208	111,563
Other current assets	22,356	19,592
Total current assets	312,555	217,790

Property, plant and equipment, net	128,545	115,976
Goodwill and other assets	215,561	193,159
Total assets	$656,661	$526,925

LIABILITIES AND SHAREOWNERS' EQUITY:

Accounts payable	$31,383	$30,832
Accrued liabilities	54,855	51,815
Current maturities of long-term
debt and short-term borrowings	1,334	11,310
Total current liabilities	87,572	93,957

Long-term debt	161,442	51,043
Deferred income taxes	4,657	4,597
Employee benefit plan obligations	27,021	25,969
Other long-term liabilities	5,188	5,528

Shareowners' equity	370,781	345,831
Total liabilities and shareowners' equity	$656,661	$526,925

FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Sept. 29,	Sept. 30,
	2007	2006

Cash flows from operating activities:
Net income	$23,221	$42,924
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	14,729	13,657
Stock based compensation	3,112	2,108
Deferred income taxes	1,643	1,809
(Gain)/loss on disposals of plant and equipment	455	(87)
Changes in assets and liabilities:
Receivables	(13,575)	(4,331)
Inventories	(32,363)	(6,378)
Accounts payable and other accrued expenses	(1,438)	(2,125)
Accrued income taxes	678	8,156
Excess tax from share-based payment arrangements	(1,594)	(5,683)
Employee benefit plans	1,634	712
Other, net	(7,401)	(4,065)
Net cash flows from operating activities	(10,899)	46,697
Cash flows from investing activities:
Additions to plant and equipment	(18,564)	(15,421)
Proceeds from sale of plant and equipment	303	323
Additions to other assets	(3)	(293)
Purchases of securities	(246,700)	(63,500)
Proceeds from sale of securities	232,694	99,488
Cash paid for acquisitions	(36,836)	(158,028)
Proceeds from sale of business	1,310	-
Net cash flows from investing activities	(67,796)	(137,431)
Cash flows from financing activities:
Proceeds from long-term debt	200,000	130,000
Repayment of long-term debt	(100,322)	(70,219)
Proceeds from issuance of common stock	3,004	9,731
Excess tax from share-based payment arrangements	1,594	5,683
Purchases of common stock	(8,118)	(198)
Reduction of loan to ESOP Trust	200	232
Dividends paid	(8,063)	(7,304)
Net cash flows from financing activities	88,295	67,925
Effect of exchange rate changes on cash	2,080	669
Net change in cash and equivalents	11,680	(22,140)
Cash and equivalents at beginning of period	33,956	52,136
Cash and equivalents at end of period	$45,636	$29,996